TWELFTH AMENDMENT
                                 TO
                      DATA PROCESSING AGREEMENT


     This Twelfth Amendment ("Twelfth Amendment") is effective as of the first day of July, 1995 ("Twelfth Amendment Effective Date") and amends and supplements that certain Data Processing Agreement ("Agreement") dated as of the first day of December, 1991 by and between Brenton Banks Services Corp. (formerly Brenton Information Services, Inc.) ("Client") and ALLTEL Financial Information Services, Inc. (formerly Systematics, Inc. and Systematics Financial Services, Inc.) ("ALLTEL Financial").

                       W I T N E S S E T H:

     WHEREAS, Client desires to extend the term of the Agreement and provide for other changes; and

     WHEREAS, ALLTEL Financial is willing to extend the term and make such changes pursuant to the terms and conditions contained herein.

     NOW, THEREFORE, in considerations of the mutual promises and covenants contained herein, the parties agree as follows:

     1. Section 2 of the Agreement is amended in its entirety as follows:

            "2.   Term.

                  The term of this Agreement will begin on December 1, 1991 ("Effective Date") and continue through June 30, 2002 ("Expiration Date"). At least nine
                  (9) months prior to the Expiration Date, ALLTEL Financial will submit to Client a written proposal for renewal of this Agreement. Client will respond to such proposal within ninety (90) days following receipt thereof."

     2. Section 10.4 of the Agreement is amended in its entirety as follows:

            "10.4 Early Termination.  Client may terminate this
                  Agreement, effective on or after two (2) years from the Twelfth Amendment Effective Date, upon satisfaction of each of the following conditions:
                  (a) Client shall have been acquired (as defined herein); (b) within six months after it is acquired Client shall have notified ALLTEL Financial in writing of its intention to terminate, with such notice providing for a Termination Date not less than twelve (12) months thereafter; and (c) Client shall have paid ALLTEL Financial a fee, which shall accompany the foregoing termination notice, equal to twenty percent (20%) of the sum of the fees payable pursuant to this Agreement in respect of the period following the early Termination Date reflected in the foregoing notice, through and including the Expiration Date, with such amount discounted to present value using a discount rate of eight percent (8%) per annum. This fee shall also include termination of the Disaster Recovery Agreement (see Exhibit H). Client and ALLTEL Financial agree that this fee may be subject to negotiation if special circumstances exist at the time of termination. For the purposes of this Section, Client shall be deemed to have been acquired if Brenton Banks, Inc. sells all of the capital stock or substantially all of the assets of its commercial banks and savings banks, who aggregately own Client, to an unaffiliated third party in a bona fide, arms length transaction which does not have as its principal purpose the invoking of this Section."

     3.     The Agreement is amended by adding the following
            Section 10.5:

            "10.5 Termination for Convenience.  Client may
                  terminate this Agreement prior to the Expiration Date, without cause, upon satisfaction of each of the following conditions: (a) Client shall give written notice to ALLTEL Financial of Client's intent to terminate pursuant to this Section;
                  (b) such written notice may not be given before thirty-six (36) months have expired after the Twelfth Amendment Effective Date and shall specify a termination date at least twelve (12) months after such notice is received by ALLTEL Financial; and (c) Client shall pay a fee, calculated as set out below, which shall accompany the above described termination notice. The above described termination fee shall be equal to fifty percent (50%) of the fees payable hereunder between the early termination date and the Expiration Date if the early termination occurs prior to the expiration of sixty (60) months after the Twelfth Amendment Effective Date and forty percent (40%) of such fees if the early termination occurs after the expiration of sixty
                  (60) months after the Twelfth Amendment Effective
                  Date."

     4. Section 1 of Exhibit C to the Agreement is amended in its entirety as follows:

            "1.   Fee Schedule.

                  Client will pay ALLTEL Financial a fee in monthly installments as set forth in the following table:

                                                       AMOUNT
                                                         OF
                  APPLICABLE PERIOD                    MONTHLY
                                                       PAYMENT

                  MONTHS 1 - 12 (Dec. 91 - Nov. 92)    $181,091
                  MONTHS 13 - 24 (Dec. 92 - Nov. 93)   $179,280
                  MONTHS 25 - 36 (Dec. 93 - Nov. 94)   $177,487
                  MONTHS 37 - 43 (Dec. 94 - June 95)   $175,712
                  MONTHS 44 - 49 (July 95 - Dec. 95)   $197,000
                  MONTHS 50 - 61 (Jan. 96 - Dec. 96)   $149,500
                  MONTHS 62 - 127 (Jan. 97 -
                                  Expiration Date)     $167,000

                  All fees set out in the table above shall be adjusted in accordance with the provisions of
                  Section 7 of Exhibit C, as amended, provided, however, that after the Twelfth Amendment Effective Date the next adjustment shall occur for the month of January, 1998 and thereafter shall be adjusted annually in January of each year. Provided, further, that the percentage increase in the ECI and in the CPI used in computing the fees to become effective in January, 1998 shall be the percentage increase in those indices over the period beginning January, 1997 and ending December, 1997. The percentage increases in those indices used in computing the fees that are to become effective in the subsequent annual periods shall be the respective percentage increases in the indices over the twelve month periods ending in December of the year immediately before the January in which the adjustments are made."

                  The fees set out above include all fees for services to be performed pursuant to the Agreements and this Twelfth Amendment and all prior amendments.

     5. Section 3.1 of Exhibit C is amended in its entirety as follows:

            "3.1  Definitions.

                  As used herein, the term "Core Accounts" shall mean the number of open accounts on the master file at month-end with respect to the applications marked with an asterisk (*) in
                  Section 3.2 of this Exhibit C."

     6. Section 3.3 of Exhibit C is amended in its entirety as follows:

            "3.3  Base Volumes and Additional Volume Charges.

                  Client and ALLTEL Financial agree that the volume of Core Accounts for Client and its service bureau customers, if any, as of the Twelfth
                  Amendment Effective Date was 291,000 Core
                  Accounts ("Base Volume of Core Accounts").

                  If the sum of the Core Accounts for Client and its service bureau customers exceeds the volumes listed for the applicable time period as set out in the table below, processed for the Base Fee as set out in Section 1 of Exhibit C, Client will pay ALLTEL Financial a monthly amount equal to the product of the number of Core Accounts in excess of such volumes multiplied by $.21 per account.

                    APPLICABLE TIME PERIOD
                  (measured from Twelfth Amendment)
                       Effective Date                     VOLUME

                     Months 1 through 12                  349,200
                     Months 13 through 24                 349,200
                     Months 15 through 36                 349,200
                     Months 37 through 48                 349,200
                     Months 49 through 60                 392,850
                     Months 61 through 72                 392,850
                     Months 73 through Expiration Date    392,850

                  Actual volumes of Core Accounts will be measured on the last day of each month. If actual volume is less than the appropriate volumes listed above, no additional volume charge will apply; no shortfall shall be cumulative; nor shall any credit apply to any other charge under this Agreement.

                  Client may request ALLTEL Financial to quote the incremental fee for processing additional volumes resulting from acquisitions and may, at its option, pay either the incremental fee or $.21 per account. Should an acquisition occur that causes Core Accounts to increase more than fifty percent (50%) of the Base Volume of Core Accounts, Client and ALLTEL Financial will promptly negotiate in good faith to establish a revised Additional Volume Charge not to exceed $.21 per account.

                  Additional volume charges do not cover fees or expenses, if any, which may be applicable to conversions resulting from acquisitions by Client or its service bureau customers. ALLTEL Financial will provide conversion assistance related to such acquisitions pursuant to Section 7 of the Agreement.

                  Volume reductions by Client shall not result in a reduction of fees below the monthly fees set out in Section 1 of this Exhibit C; however, if volumes are reduced to a level less than seventy-five percent (75%) of the Base Volume of Core Accounts, ALLTEL Financial and Client will negotiate in good faith to establish a new base monthly fee.

                  In addition, Client-requested changes in the output schedule, in third-party software, copies made (laser printer, etc.) or storage media (optical disc, etc.) may require personnel and/or equipment additions. If any such Client requested change is expected to have such an impact, ALLTEL Financial will advise Client in writing, and the parties will negotiate in good faith a mutually agreeable additional charge."

     7. Section 5 of Exhibit C to the Agreement shall be amended in its entirety as follows:

            "5.   Resident Staff.

                  ALLTEL Financial agrees to provide the following Resident Staff during the term of the Agreement:

                                            Resident     Minimum

               Discretionary Programming     3 FTE        1 FTE
               Business Analyst              1 FTE        0
               PC Help Desk                  1 FTE        0"


     8. Beginning upon the Twelfth Amendment Effective Date and continuing thereafter until the Agreement expires or is terminated, ALLTEL Financial shall assume the responsibility for implementing all updates and enhancements to the Systematics Software used in Client's data center and shall retrofit the custom code associated with such updates and enhancements. Unless the parties mutually agree, ALLTEL Financial and Client shall keep the Systematics Software current to within one release of the latest release of such software.

     9.     In addition, beginning upon the Twelfth Amendment
            Effective Date and continuing thereafter until the Agreement expires or is terminated, ALLTEL Financial will provide the following services:

            a. Conduct a Training Assessment for Client and deliver a Training Plan designed to meet Client's needs as determined by the Training Assessment;

            b.   Install and operate the Hamilton and Sullivan
                 Account Analysis System, (Client shall be responsible for all fees and expenses charged by Hamilton and Sullivan in providing any support and implementation services);

            c.   Install and operate the SSI Safe Deposit
                 Accounting System, (Client shall be responsible for all fees and expenses charged by SSI in providing any support and implementation services);

            d. Perform a Network Review and evaluation to define the current Network and provide recommendations for network enhancements;

            e. Provide Client's executive management with an annual technology briefing at Client's premises in Des Moines, Iowa; and

            f. Provide Client with one session for a systems applications review per year.

            g. Provide Client with resources for conversion services for financial institutions acquired by Client during the term of this Agreement at ALLTEL Financial's costs.

     10. At Client's option, during the term of this Agreement, Client may direct ALLTEL Financial to provide and install the following ALLTEL Financial systems:
            Information warehouse facility/Executive Notebook, Customer Service Workstation, Customer Information System and Branch Automation Platform (SalesView) (for up to 44 branches). Such systems shall be provided at no additional license fee but Client shall be responsible for maintenance or usage fees for such systems at ALLTEL Financial's then current fees. In the event that Client needs installation support for such systems in excess of Client's discretionary hours, ALLTEL Financial shall provide such installation support at ALLTEL Financial's costs.

     11. All references in the Agreement to SI or Systematics shall be deemed to refer to ALLTEL Financial.

     12. All terms and conditions of the Agreement not amended herein remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Twelfth
Amendment by their duly authorized representatives as of the Twelfth Amendment Effective Date.

ALLTEL Financial Information         Brenton Banks Services Corp.
   Services, Inc.

BY: ____________________________  BY: ___________________________

NAME: __________________________  NAME: _________________________

TITLE: _________________________  TITLE: ________________________